Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS

August 11, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20549

Re: Rancho Santa Monica Developments, Inc.

Dear Sirs:

We were previously the principal auditors for Rancho Santa Monica Developments, Inc. and we reported on the financial statements of Rancho Santa Monica Developments, Inc. for the period from inception, May 28, 2004 to July 14, 2009. We have read Rancho Santa Monica Developments, Inc.'s statements under Item 4 of its Form 8-K/A, dated August 6, 2009, and we agree with such statements.

For the most recent fiscal period through to August 11, 2009, there have been no disagreements between Rancho Santa Monica Developments, Inc. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501